Exhibit 10.3

OFFICER EMPLOYMENT AGREEMENT
This Officer Employment Agreement (this “Agreement”), by and among Independence Holding Company, a Delaware corporation (the “Guarantor” or “IHC”), IHC Health Solutions, Inc., an Indiana corporation (the “Company”), and Mr. Jeffrey C. Smedsrud, an individual resident in the State of Minnesota (the “Employee”), is made as of April 18, 2011.

Recitals
A.
The Guarantor, the Company and the Employee are parties to that certain Amended and Restated Employment Agreement, dated as of March 25, 2010 (the “Prior Agreement”), pursuant to which the Employee serves, inter alia, as Chief Marketing and Strategy Officer and Senior Vice President of the Guarantor and Chief Executive Officer and President of the Guarantor.

B.	The Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, in the capacity and on the terms and conditions set forth herein.

Terms and Conditions
In consideration of the mutual covenants contained herein, along with other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment

1.1. Term of Employment.  The initial term of the employment agreed to hereunder shall commence on the date hereof and shall end at 11:59 p.m., New York City local time, on the date that is one (1) year after the date hereof (the “Initial Term”); provided, however, that such term of employment shall be automatically extended for successive one (1) year periods thereafter (each, a “Renewal Period”), unless the Company or the Employee shall, at least ninety (90) days prior to the expiration of the then-applicable term, have given written notice (a “Non-Renewal Notice”) to the other party that such employment term shall not be so extended, in which case no such extension shall occur.  The Initial Term together with each Renewal Period, if any, are collectively referred to herein as the “Covered Employment Term.”

1.2. Term of Agreement.  The term of this Agreement shall commence on the date hereof and shall continue until any and all obligations of any party hereto to any other party hereto shall have been performed in-full or validly waived pursuant to the applicable provisions hereof (the “Agreement Term”).

1.3. Nature of Duties.  The Employee shall be employed by the Company as its Chief Executive Officer and President, and shall hold the title of Chief Marketing and Strategy Officer and Senior Vice President with the Guarantor.  Except as provided herein, the Employee shall work exclusively for the Company and its corporate affiliates and shall, at each moment in time, have the actual authority, powers and duties (the “Duties”) with the Company and the Guarantor customarily associated with the officer position(s) the Employee then holds.  The Employee shall devote his full business time and effort to the performance of his duties for the Company and its corporate affiliates, which he shall perform faithfully and to the best of his ability.  At all times during which the Employee remains an employee of the Company, the Employee shall, if elected, serve as a member of the Company’s board of directors and, at the request of the Guarantor’s corporate Secretary, as an officer or director of any other affiliate or subsidiary of the Guarantor, in each case without additional remuneration therefor.  The Employee shall be subject to the Company’s policies, procedures and approval practices, as generally in effect and as the same may be modified from time-to-time.  Any provision hereof to the contrary notwithstanding, no provision of this Agreement shall be construed so as to prohibit or restrict the Employee from serving as an executive officer and/or director of Smedsrud, Inc. and/or of Association Management Services, LLC (or either’s successor) and/or of CAEP, LLC (or its successor) (collectively, with Smedsrud, Inc., but only with respect to the activities of such entities as of the date hereof, the “Permitted Activities”), provided that activities incident to such service are conducted predominantly during non-business hours.

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1.4. Place of Performance.  The Employee shall, at all times, be based only in the Company’s offices maintained within seventy-five (75) miles of Minneapolis, Minnesota, and shall be capable of performing all duties of the Employee that the Company shall require of him (in accordance with the other terms hereof) in such office, except for required travel in the ordinary course of business of frequency not greater than is reasonable, equitable and customary within the applicable industry for executives of similar responsibility, under the circumstances.

2. Compensation

2.1. Base Salary.  The Company shall pay the Employee a base salary at the annual rate in effect as of the date hereof (as the same may be adjusted upward from time to time in the Company’s sole and absolute discretion, the “Base Salary”).  The Base Salary shall be paid in conformity with the Company’s usual salary payment practices, as then generally in effect.

2.2. Bonus.  In addition, the Company shall pay to the Employee an annual bonus.  Such bonus shall, pursuant to the Company’s customary practice, be payable during the first quarter of a calendar year and shall be in respect of the most recently competed calendar year.  The parameters for determining the bonus payable during the first quarter of 2012 in respect of 2011 is set forth hereto as Annex A.  For purposes of clarity:  the parties hereto hereby agree that the provisions of Annex A are binding in respect of such 2011 bonus (payable in 2012) only, and that the parameters of any bonus to be paid during any Renewal Period shall be agreed upon by the parties hereto.  Any provision hereof to the contrary notwithstanding, the Company’s obligation to pay the Employee any bonus shall be subject to the Employee’s strict compliance with the Guarantor’s policy regarding requested reports to the Guarantor’s chief executive officer in effect as of the date hereof.

2.3. Benefits.  In addition, the Employee shall be entitled to participate in all employee benefit plans and programs, including paid vacations, to the same extent generally available to, and then in effect for, the Company’s other officers, in accordance with the terms of those plans and programs, as the same may be modified, from time to time.

2.4. Expenses.  In addition, the Employee shall be entitled to receive prompt reimbursement for all reasonable and customary travel and business expenses incurred in connection with his employment, but must incur and shall account for those expenses in accordance with the policies and procedures established by the Company.

2.5. Additional Compensation.  In addition, during the Covered Employment Term, the Company shall pay or reimburse to the Executive: (i) twenty-seven thousand four hundred dollars ($27,400) per year in connection with the Executive’s utilization, for business purposes, of certain Arizona real property owned by the Executive, calculated in such manner as the Executive and the Company shall reasonably agree; (ii)  annual dues, and reasonable incidental expenses incurred for business purposes, at the Bearpath Country Club, such club-related amounts not to exceed twenty thousand four hundred dollars ($20,400) per year, in the aggregate; and (iii) an auto allowance not to exceed sixteen thousand four hundred dollars ($16,400) per year, applicable to all expenses incurred in business-related car use, such expenses including, without limitation, auto insurance, gasoline and maintenance.  (The dollar amounts set forth in the foregoing clauses (i), (ii) and (iii) of this Section 2.5, collectively, the “Additional Compensation.”)

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3. Termination; Change in Control

3.1. Rights and Duties.  If the Employee’s employment by the Company is terminated, he shall be entitled to the amounts or benefits shown below, subject to the balance of this Section 3.  Any provision of Section 2 hereof to the contrary notwithstanding, in the event of such a termination, the Company and the Employee shall have no further obligations to each other under this Agreement, except (i) as set forth in this Section 3, (ii) the Employee’s obligations under Section 4 and (iii) the mutual arbitration obligations and other rights and obligations set forth under Section 5, all of which shall survive any such termination.

3.2. Qualifying Terminations.  Any of the following events resulting in a cessation of the Employee’s employment by the Company during the Covered Employment Term shall constitute a “Qualifying Termination”: (i) discharge by the Company without Cause (as hereinafter defined); or (ii) the Employee’s resignation with Good Reason.

3.3. Disqualifying Terminations.  Any of the following events resulting in a cessation of the Employee’s employment by the Company during the Agreement Term shall constitute a “Disqualifying Termination”: (i) discharge by the Company with Cause; (ii) the Employee’s resignation without Good Reason; (iii) the Employee’s death; or (iv) the Employee’s Permanent Disability.

3.4. Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(A) “Cause” exists upon any of the following:

(i)
the Employee’s refusal to perform the Duties, as the Duties exist as of the date hereof (other than by reason of physical or mental illness, injury, or condition), after the Employee has been given notice by the Company of such default and a reasonable opportunity to cure same;

(ii)
the Employee’s material failure to comply with applicable Company policies in effect as of the date hereof , after the Employee has been given notice of such failure and a reasonable opportunity to cure same;

(iii)	the Employee’s breach of any of his obligations under Section 4 of this Agreement; or

(iv)
the Employee’s conviction of a felony or the Employee’s commission of any crime involving financial or accounting fraud upon the Company, its corporate affiliates or their respective clients or policyholders.

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(B) “Change in Control” means, with respect to an entity: (i) the purchase or other acquisition by any person, entity or group of persons, within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended (or any comparable successor provision, the “Exchange Act”), other than stockholders (or affiliates thereof) of such entity as of the date hereof, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of either (A) the outstanding shares of common stock (on a fully diluted basis) of such entity or (B) the combined voting power of the entity’s then-outstanding voting securities entitled to vote generally in the election of directors of such entity; (ii) the consummation of a reorganization, merger or consolidation of such entity, in each case, with respect to which persons who were stockholders of such entity immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity; (iii) a liquidation or dissolution of such entity; (iv) the sale of all or substantially all of such entity’s assets; or (v) any other transaction, the intent of which may reasonably and equitably be construed to be to effect a result substantially equivalent to that of any of the foregoing (i) through (iv).

(C) “Diminution in Responsibility” means any of the following:

(i)
a material diminution in the Employee’s authority, duties and responsibilities or the assignation to the Employee of duties and responsibilities that are materially inconsistent with the Employee’s apparent authority or title with the Company or with the Guarantor, considered equitably under the circumstances and with reference to officers with similar titles at companies within the Company’s industry; or

(ii)	other circumstances that would constitute “constructive termination” under applicable employment law.

(D) “Good Reason” means any of the following:

(i)
the Company’s or the Guarantor’s breach of any material provision of this Agreement, after the Company or the Guarantor (as the case may be) has been given notice of such breach and a reasonable opportunity to cure such breach;

(ii)	the occurrence of a Diminution of Responsibility;

(iii)	the Employee’s receipt of a Non-Renewal Notice; or

(iv)	the occurrence of a Non-Qualifying Change in Control Event.

(E) “Monthly Severance” means an amount equal to the result of dividing (i) the average aggregate (i.e., Base Salary plus any bonuses paid by the Company to the Employee, plus the cash cost of the Additional Compensation) cash compensation received by the Employee from the Company during the then-applicable preceding five (5) completed calendar years by (ii) twelve (12); provided, however, that if the number of such total completed calendar years during which the Employee has been employed by the Company and its affiliates is less than five (5), such average shall be obtained with respect to the number of actual completed calendar years during such period of employment, adjusting the denominator accordingly.

(F) “Non-Qualifying Change in Control Event” means the public announcement of, or the entering into of a binding agreement, by the Company or the Guarantor, in respect of, a Change in Control of the Company or the Guarantor (respectively) in which either (i) the proposed or intended acquirer in such a Change in Control does not agree to assume this Agreement and continue the Employee’s employment on the terms and conditions set forth herein, and (ii) the ultimate parent of such acquirer does not guarantee, on an unconditional and full-recourse basis, such obligations to the Employee.

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(G) “Permanent Disability” means Employee’s inability substantially to perform his duties and responsibilities under this Agreement by reason of any physical or mental incapacity for a period of one-hundred-eighty (180) consecutive days, or two or more periods of ninety (90) consecutive days each in any seven hundred twenty (720) day period.

(H)  “Severance Period” means a number of months equal to the greater of: (i) twelve (12); and (ii) the aggregate number (not necessarily continuous) of completed years of service as an employee of the Company or of any of its corporate affiliates, provided, however, that in no event shall the Severance Period exceed twenty-four (24) months.

3.5. Severance Payments.

(A) Qualifying Termination.  In the event of a Qualifying Termination, the Employee, subject to the Employee’s continued and uninterrupted adherence to the provisions of Section 4 hereof (for such duration as stated in Section 4) and the Employee’s execution of a release in form and substance reasonably acceptable to the Company, shall be entitled to receive the Monthly Severance for a duration equal to the Severance Period, in all cases payable (with respect to timing) in accordance with the Company’s customary payroll practices.  In addition, any provision hereof or in any other document to the contrary notwithstanding, immediately upon any Qualifying Termination, each and every equity or equity-based compensation award then held by the Employee shall be fully and completely vested and exercisable, and any condition or restriction upon the Employee’s full right and title thereto (subject to the payment of any exercise price required pursuant to such award’s terms) shall lapse and terminate.

(B) Disqualifying Termination.  In the event of a Disqualifying Termination, the Employee shall not be entitled to any payments or benefits after the date of such termination, except for (i) payments or extensions of benefits required under applicable laws and (ii) payments of compensation and reimbursement of expenses (in accordance with the terms hereof and the Company’s customary and reasonable practices) properly accrued as of such date.

4. Covenants of Employee

4.1. Non-Compete.  The Employee agrees that, during the Covered Employment Term plus the longer of any Severance Period and one (1) year following any termination of the Employee’s employment by the Company, the Employee (including any entity controlled by the Employee, and any agent or employee of the Employee) shall not, directly or indirectly, as an owner, employee or otherwise, compete with either the business of the Company or of the Guarantor as then conducted (collectively, the “Prohibited Field”), or, directly or indirectly, own, manage or control, or participate in the ownership, management, or control of any corporation, partnership, proprietorship, firm, association or other business entity which so competes.  For purposes of clarity, this Section 4.1 prohibits actual competition with the Company and the Guarantor within the Prohibited Field and/or employment with a competitor of the Company or the Guarantor in any position or consulting arrangement in which the Employee’s duties relate in any material way to business activities in competition with the Company or the Guarantor (as the case may be) in the Prohibited Field.  The restrictions set forth in this paragraph extend to the entire United States of America.   Any provision of this Section 4.1 to the contrary notwithstanding, in no event shall any Permitted Activity (as of the date hereof) be construed as a violation of the provisions of this Section 4.1.

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4.2. Non-Solicit.  The Employee agrees that, during the Covered Employment Term plus the longer of any Severance Period and one (1) year following any termination of the Employee’s employment by the Company, the Employee shall not solicit for employment (or assist with such solicitation) any employee or former employee of the Company, the Guarantor or any of their respective subsidiaries.  The restrictions set forth in the foregoing sentence apply to the solicitation of any person who is or, within one (1) year before the termination of the Employee’s employment by the Company, was an employee of the Company or the Guarantor or either’s subsidiary (as the case may be).  Additionally, the Employee agrees, during any Severance Period, not to solicit (or assist with such solicitation) any customer or client of the Company or of the Guarantor or of any of their respective subsidiaries, if such solicitation or assistance could reasonably be expected to result in diversion of revenues from the business of the Company or of the Guarantor or either’s subsidiary (as the case may be).  For the purpose of the restrictions set forth in the foregoing sentence, the terms “customer” and “client” include any person, private entity or governmental entity (or employee or agent thereof), within or outside the United States of America, with whom the Company or the Guarantor or either’s subsidiaries does or has done business within the one (1) year preceding the termination of the Employee’s employment by the Company.  Any provision of this Section 4.2 to the contrary notwithstanding, in no event shall any Permitted Activity (as of the date hereof) be construed as a violation of the provisions of this Section 4.2.

4.3. Confidentiality.  During the Covered Employment Term and thereafter, (i) the Employee will not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Company of any such order), directly or indirectly, other than in the regular and proper course of business of the Company, any confidential knowledge or information with respect to the operations, finances, organization or employees of the Company or its subsidiaries or affiliates, or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or its subsidiaries or its affiliates, including, but not limited to, producer lists, pricing information and customer lists; and (ii) the Employee will not use, directly or indirectly, any confidential information for the benefit of anyone other than the Company; provided, however, that the Employee has no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the public other than through disclosure by the Employee.  All new processes, techniques, know-how, inventions, plans, products, patents and devices developed, made or invented by the Employee, alone or with others, while an employee of the Company which are related to the business of the Company, shall be and become the sole property of the Company, unless released in writing by the Company, and the Employee hereby assigns any and all rights therein or thereto to the Company.

4.4. Proprietary Rights.  All files, records, correspondence, memoranda, notes or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company or the Guarantor or their subsidiaries and affiliates, whether prepared by  the Employee or otherwise coming into his possession in the course of the performance of his services under this Agreement, shall be the exclusive property of Company and shall be delivered to Company and not retained by the Employee (including, without limitations, any copies thereof) upon termination of the Employee’s employment by the Company for any reason whatsoever.

4.5. Equitable Relief.  The Employee acknowledges that a breach of the covenants contained in this Section 4 may cause irreparable damage to the Company and its subsidiaries and its affiliates, the exact amount of which will be difficult to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Employee agrees that if he breaches any of the covenants contained in this Section 4, in addition to any other remedy which may be available at law or in equity, the Company shall be entitled to specific performance and injunctive relief.  The parties agree that venue and jurisdiction for any civil action seeking any of the remedies provided in this Section 4.5 shall be exclusively in the state or federal courts located in Minnesota, and that any such action shall be governed by and adjudicated under Minnesota law.

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4.6. Acknowledgements.  The Company and the Employee further acknowledge that the time, scope, geographic area and other provisions of this Section 4 have been specifically negotiated by sophisticated commercial parties and agree that all such provisions are reasonable under the circumstances of the activities contemplated by this Agreement.  In the event that the agreements in this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

4.7. Further Assurances. The Employee agrees to cooperate with the Company, during the Covered Employment Term and thereafter (including following the Employee’s termination of employment for any reason), by making himself reasonably available to testify on behalf of the Company or any of its subsidiaries or  affiliates in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, and to assist the Company or any affiliate or subsidiary thereof, in any such action, suit, or proceeding, by providing information and meeting and consulting with the Company’s Board of Directors or its representatives or counsel, or representatives or counsel to the Company or any subsidiary or affiliate thereof as reasonably requested; provided, however that the same does not materially interfere with his then-current professional activities and is not contrary to the best interests of the Employee. The Company agrees to reimburse the Employee, on an after-tax basis, for all expenses actually incurred in connection with his provision of testimony or assistance.

4.8. Non-Disparagement. The Employee agrees that, during the Covered Employment Term and thereafter, (including following the Employee’s termination of employment for any reason) he will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage the Company or any of its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude the Employee from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

5. General Provisions

5.1. Governing Law.  The laws of the State of Minnesota (without giving effect to its conflict of laws principles) will govern all matters arising out of or relating to this Agreement and the transactions it contemplates, including, without limitation, its interpretation, construction, performance and enforcement.

5.2. Notices

(A) Requirement of a Writing; Permitted Methods of Delivery.  Each party giving or making any notice, request, demand or other communication (each, a “Notice”) pursuant to this Agreement shall give such Notice in writing and use one of the following methods of delivery: (i) personal delivery; (ii) registered or certified mail (in each case, return receipt requested and postage prepaid); (iii) nationally recognized overnight courier (with all fees prepaid); or (iv) facsimile.

(B) Addressees and Addresses.  Any party giving a Notice shall address the Notice to the appropriate person at the receiving party (the “Addressee”) at the address listed on the signature page of this Agreement or to another Addressee or another address as designated by a party in a Notice given pursuant to this Section 5.2.

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(C) Effectiveness of a Notice.  A Notice is effective only if the party giving the Notice has complied with Sections 5.2 (A) and (B) of this Agreement and if the Addressee has received the Notice.  A Notice shall be deemed to have been received as follows:

(i)	if a Notice is delivered in person, then upon delivery to the recipient’s address;

(ii)	if a Notice is sent by registered or certified U.S. Mail or nationally recognized overnight courier, three (3) business days after being mailed or delivered to such courier;

(iii)
if a Notice is sent by facsimile, upon receipt by the party giving the Notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the Addressee’s facsimile number; or

(iv)
if the Addressee rejects or otherwise refuses to accept the Notice, or if the Notice cannot be delivered because of a change in address for which no Notice was given, then upon the rejection, refusal or inability to deliver the Notice.

5.3. Arbitration.  All controversies and claims arising under or relating to this Agreement, or the relationships or transactions contemplated hereby, are to be resolved by arbitration in accordance with the rules of the American Arbitration Association before a panel of three (3) arbitrators selected in accordance with those rules.  Any such arbitration is to be conducted in Minneapolis, Minnesota.  Such arbitrators are to apply the laws of the State of Minnesota, without regard to its conflict of laws principles. Each party shall submit to any court of competent jurisdiction for purposes of enforcing any award, order or judgment.  Any award, order or judgment pursuant to the arbitration is final and may be entered and enforced exclusively in any Minnesota state or federal court of competent jurisdiction.  The arbitration specified in this Section 5.3 is intended to be the exclusive remedy available to each such party to this Agreement, except as set forth in Section 4.5.

5.4. Amendments.  The parties hereto may amend this Agreement only by a written agreement of all the parties hereto that identifies itself as an amendment to this Agreement.

5.5. Waivers

(A) No Oral Waivers.  The parties hereto may waive this Agreement or any part hereof only by a writing executed by the party or parties against whom the waiver is sought to be enforced.

(B) Effect of Failure, Delay or Course of Dealing.  No failure or delay (i) in exercising any right or remedy, or (ii) in requiring the satisfaction of any condition, under this Agreement, and no act, omission or course of dealing between the parties shall operate as a waiver or estoppel of any right, remedy or condition.

(C) Each Waiver for a Specific Purpose.  A waiver made in writing on one occasion shall be effective only in that instance and only for the purpose stated therein.  A waiver once given shall not be construed as a waiver of any future occasion.

5.6. Severability.  If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect, so long as the essential terms and conditions of this Agreement for each party hereto remain valid, binding and enforceable.

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5.7. Entire Agreement.  Except as expressly stated in this Agreement: (i) this Agreement constitutes the final agreement among the parties hereto; (ii) it is the complete and exclusive expression of the parties’ agreement on the matters contained in this Agreement; (iii) all prior and contemporaneous negotiations and agreements among and between the parties on the matters contained in this Agreement are hereby expressly merged into and superseded by this Agreement; (iv) the provisions of this Agreement may not be explained, supplemented or qualified through evidence of trade usage or a prior course of dealings; (v) in entering into this Agreement, neither party hereto has relied upon any statement, representation, warranty or agreement of the other party; and (vi) there are no conditions precedent to the effectiveness of this Agreement.

5.8.  Counterparts.  The parties hereto may execute this Agreement in multiple counterparts, each of which constitutes an original, and all of which, collectively, constitute only one agreement.  The signatures of all of the parties need not appear on the same counterpart, and delivery of an executed counterpart signature page by facsimile is as effective as executing and delivering this Agreement in the presence of the other parties to this Agreement.  This Agreement is effective upon delivery of one executed counterpart from each party hereto to each other party.

5.9. Third-Party Beneficiaries.   Other than as expressly stated herein, this Agreement does not, and is not intended to, confer any rights or remedies upon any person other than the signatories.

5.10. Successors.  This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Employee’s estate.   The Employee may not assign or pledge this Agreement or any rights arising hereunder, except to the extent permitted under the terms of the benefit plans in which the Employee participates.  The Company may assign this Agreement without the Employee’s consent to any successor to its business that agrees in writing to be bound by this Agreement, after which assignment any reference to the “Company” in this Agreement shall be deemed to be a reference to such successor, and the Company thereafter shall have no further primary, secondary or other responsibilities, obligations or liabilities under this Agreement of any kind.

5.11. Additional Acknowledgements

(A) THE EMPLOYEE ACKNOWLEDGES THAT ALL UNDERSTANDINGS AND AGREEMENTS BETWEEN THE COMPANY AND THE EMPLOYEE RELATING TO THE SUBJECTS COVERED BY THIS AGREEMENT ARE CONTAINED IN IT AND THAT THE EMPLOYEE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY AND NOT IN RELIANCE ON ANY PROMISES OR REPRESENTATIONS BY THE COMPANY OTHER THAN THOSE CONTAINED IN THIS AGREEMENT.

(B) THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT, THAT THE EMPLOYEE UNDERSTANDS ALL OF IT, AND THAT THE EMPLOYEE HAS BEEN GIVEN THE OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH THE EMPLOYEE’S PRIVATE LEGAL COUNSEL AND HAS AVAILED HIMSELF OF THAT OPPORTUNITY TO THE EXTENT THE EMPLOYEE WISHES TO DO SO.  THE EMPLOYEE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT THE EMPLOYEE IS GIVING UP HIS RIGHT TO A JURY TRIAL AS TO CLAIMS ASSERTED PURSUANT TO SECTION 5.3.

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5.12. 409A Tax Liability.

(A) This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A.  Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption.  Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible.  For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.  Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A.  Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

(B) Notwithstanding any other provision of this Agreement, if at the time of the Employee’s termination of employment, he or she is a “specified employee,” determined in accordance with Section 409A, any payments and benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to the Employee on account of his or her separation from service shall be delayed for six (6) months.  Any payments that would otherwise have been made during such six-month period shall be paid in a lump sum within fifteen (15) days after the end of such six-month period without interest.  If the Employee dies during such six-month period, any delayed payment shall be paid to the Employee’s estate in a lump sum within fifteen (15) days following the Employee’s death.

(C) To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(i)
the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(ii)	any reimbursement of an eligible expense shall be paid to the Employee on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(iii)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

(D) Any tax gross-up payments provided under this Agreement shall be paid to the Employee on or before December 31st of the calendar year immediately following the calendar year in which the Employee remits the related taxes.

5.13. Guarantee.  The Guarantor hereby unconditionally guarantees the Company’s performance of its obligations hereunder and hereby agrees that the Guarantor shall be jointly and severally liable with the Company for same.

5.14. Prior Agreement.  As of the effectiveness of this Agreement, the Prior Agreement, and each and every provision thereof, is hereby terminated and of no further force or effect.

[Signature page follows.]

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THE PARTIES HERETO, INTENDING TO BE LEGALLY BOUND, have executed this Agreement as of the date first set forth above.

Independence Holding Company, a Delaware limited liability company By: /s/ Roy T.K. Thung Name: Mr. Roy T.K. Thung Title: Chief Executive Officer and President	Mr. Jeffrey C. Smedsrud, an individual resident in the State of Minnesota /s/ Jeffrey C. Smedsrud
485 Madison Avenue, 14th Floor New York, New York 10022 Attn: General Counsel Telephone No.: (212) 355-4141 Facsimile No.: (212) 504-0894	18467 Nicklaus Way Eden Prairie, Minnesota 55347 Telephone No.: (612) 801-8505
IHC Health Solutions, Inc., a Delaware corporation By: /s/ Adam C. Vandervoort Name: Mr. Adam C. Vandervoort Title: Secretary
485 Madison Avenue, 14th Floor New York, New York 10022 Attn: General Counsel Telephone No.: (212) 355-4141 Facsimile No.: (212) 754-3346

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Exhibit 10.3

Annex A

2011 Bonus Determination (Payable in Q1 2012)

The Employee shall receive an annual bonus (time of payment to be determined per the Company’s normal practices) in respect of the 2011 calendar year in amount up to two hundred thousand dollars ($200,000), equal to the sum of the results of each of the following Paragraphs (A, B, C and D):

A.
Underwriting Results.  Up to twenty-four percent (24%) of such base salary, calculated as follows:  six thousand dollars ($6,000) per every one tenth of one percent (0.10%) of Underwriting Gain (as defined herein) above two and eight-tenths percent (2.8%).  “Underwriting Gain” means, with respect to 2011, one hundred percent (100%) minus the loss ratio plus expenses (i.e., the “combined ratio”) on IHC retained premium, after profit shares and applicable reinsurance adjustments and allowances, on fully insured medical (including dental and vision) policies insured or reinsured by Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company, expressed as a percentage; provided, however, that, should such Underwriting Gain equal or be less than two and eight-tenths percent (2.8%), the bonus derived from this Paragraph A shall be zero.

B.
FI Operating Results.  Up to twelve percent (12%) of such base salary, varying from zero to twelve percent in direct proportion to the total annual (for 2011) operating profits (excluding extraordinary, non-recurring items) of IHC Health Solutions, Inc. between one million two hundred thousand dollars ($1,200,000) and one million six hundred thousand dollars ($1,600,000).  Any provision of this Paragraph B to the contrary notwithstanding, should such total annual (for 2011) operating profits (excluding extraordinary, non-recurring items) be less than one million two hundred thousand dollars ($1,200,000), the bonus derived from this Paragraph B shall be zero.

C.	Discretionary Portion. Up to twelve percent (12%) of such base salary, based on such criteria as IHC may determine.

D.
AMIC FI Operating Results.  An amount equal to four percent (4%) of total annual (for 2011) operating profits (excluding extraordinary, non-recurring items) of both (in aggregate) of (i) HealthInsurance.org, LLC and (ii) Independent Producers of America, LLC, in both cases in such amount as attributable to American Independence Corp. in respect of American Independence Corp.’s indirect equity ownership of such company, provided, however, that, (i) to the extent such aggregate exceeds one million dollars ($1,000,000) up to one million four hundred thousand dollars ($1,400,000) such percentage shall be five percent (5%) and (ii) to the extent such aggregate exceeds one million four hundred thousand dollars ($1,400,000), such percentage shall be six percent (6%)

Any foregoing provision of this Annex A notwithstanding, in no event shall the aggregate bonus amount determined pursuant to Paragraphs A, B, C and D of this Annex A exceed two hundred thousand dollars ($200,000).

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